TRUST FOR ADVISED PORTFOLIOS

INVESTMENT ADVISORY AGREEMENT

with

1919 Investment Counsel LLC

This INVESTMENT ADVISORY AGREEMENT is made as of the ____ day of ________, 2014, by and between Trust for Advised Portfolios, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust indicated on Schedule A, which may be amended from time to time, (each a “Fund”) and 1919 Investment Counsel LLC, a Maryland limited liability company (hereinafter called the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, each Fund listed on Schedule A is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.             APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees” or “Board”).

2.             DUTIES OF ADVISER.

(a)           GENERAL DUTIES. The Adviser shall act as investment adviser to each Fund and shall supervise investments of each Fund in accordance with the investment objectives, policies and restrictions of each Fund as set forth in each Fund’s and Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; each Fund’s prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Trustees may impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”).  In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law.

Without limiting the generality of the foregoing, the Adviser shall: (i) furnish each Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase, holding and sale of portfolio securities and other investments for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of each Fund, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iii) vote proxies for each Fund, and file beneficial ownership reports required by Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund; (iv) maintain records relating to the advisory services provided by the Adviser hereunder required to be prepared and maintained by the Adviser or each Fund pursuant to applicable laws; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of each Fund’s assets which the officers of the Trust may reasonably request; and (vi) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Trustees.  It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of any Fund.

(b)           BROKERAGE. The Adviser shall be responsible for, and shall have full discretion with respect to, decisions to buy and sell securities for each Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Trust’s Board of Trustees. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following factors, among others, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of each Fund on a continuing basis. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution or research services offered.

Subject to such policies as the Board of Trustees of the Trust may determine and consistent with Section 28(e) of the 1934 Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities to clients for which it exercises investment discretion.  Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of each Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

When the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate orders of the Fund and of those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Trust authorizes and empowers the Adviser to open and maintain trading accounts in the name of a Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Adviser shall select as provided herein.  The Adviser shall cause all securities and other property purchased or sold for a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of a Fund shall remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board.

The Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for a Fund and deliver securities and other property against payment for the Fund, and such other authority granted by the Trust from time to time.  The Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Adviser except as expressly provided herein.

3.	REPRESENTATIONS OF THE ADVISER.

(a)           The Adviser shall use its best judgment and efforts in rendering the advice and services to each Fund as contemplated by this Agreement.

(b)           The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c)           The Adviser shall conduct its operations at all times in conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

(d)           The Adviser shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with their approval of this Agreement.

4.             INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or any Fund in any way, or in any way be deemed an agent for the Trust or for any Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to each Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Adviser may give advice and take action with respect to other clients, including affiliates of the Adviser, that may be similar or different from that given to the Fund.

5.             ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include any compliance staff and personnel required by the Adviser and reasonably requested by the Board of Trustees.

6.             EXPENSES.

(a)           With respect to the operation of each Fund, the Adviser shall be responsible for (i) the Fund’s organizational expenses; (ii) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; (iii) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the Investment Company Act (each, a “12b-1 Plan”); (iv) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Adviser and attendance at required annual Board meeting; provided that if the Board of Trustees or shareholders conduct business unrelated to the Adviser at such meeting, the Adviser shall be responsible only for its pro rata portion of such costs; (v) the costs associated with any supplements to the Fund’s registration statement created at the Adviser’s request; and (vi) any costs of liquidating or reorganizing the Fund (unless such cost is otherwise allocated by the Board of Trustees).  If the Adviser has agreed to limit the operating expenses of a Fund, the Adviser also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement.

(b)           Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares, including, without limitation, filing fees and expenses relating to the registration and qualification of the Trust and any Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of  the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders which are covered by any 12b-1 Plan, as well as such documents or materials that are not attributable to a class; costs of mailing reports, proxy statements, prospectuses and statements of additional information and amendments or supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or any Fund for violation of any law; costs of mailing and tabulating proxies and costs of shareholders’ meetings; costs of independent pricing services to value a portfolio’s securities; costs of investment company literature and other publications provided by the Trust to its directors and officers; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)           The Adviser may voluntarily or contractually absorb certain Fund expenses.

(d)           To the extent the Adviser incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from such Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

(e)           To the extent that the Adviser pays fees in addition to any Fund distribution or servicing fees to financial intermediaries, including without limitation banks, broker-dealers, financial advisors, or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, the Adviser shall report such payments regularly to the Trust on the amounts paid and the relevant financial institutions.

7.             INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a)           Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b)           The management fee shall be accrued daily by each Fund and paid to the Adviser on the first business day of the succeeding month.

(c)           The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)           The fee payable to the Adviser by a Fund under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any expense limitation applicable to the Fund.

(e)           The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of any Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f)           Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses. Under the expense limitation agreement, the Adviser may recoup reimbursements made in any fiscal year of a Fund over the fiscal year periods shown in Appendix A.  Any such reimbursement is also contingent upon Board of Trustees review and approval at time the reimbursement is made. Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

(g)           The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

8.             NO SHORTING; NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of any Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from any Fund or pledge or use any Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to any Fund for a period of more than thirty (30) days shall constitute a borrowing.

9.             CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, Amended and Restated By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10.           REPORTS AND ACCESS; APPROVAL.

(a)           The Adviser agrees to supply such information to each Fund’s administrator and to permit such compliance inspections by each Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

(b)           The Trust agrees to provide the Adviser such information about the Trust and each Fund as is necessary and appropriate for the Adviser to perform its services hereunder.  Such information includes, but is not limited to, the Trust’s Agreement and Declaration of Trust and Amended and Restated By-Laws, any registration statement or service contracts related to a Fund, and all compliance policies and procedures of the Trust.  The Trust agrees to provide to the Adviser promptly any amendment or supplement to the foregoing and, if any such amendment or supplement would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment or supplement to the Adviser prior to its adoption by the Board of Trustees.

(c)           The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.  The Trust has furnished or will furnish to the Adviser a copy of the resolutions of the Board of Trustees of the Trust authorizing the appointment of the Adviser and the execution and delivery of this Agreement.

11.           ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a)           The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials), relating to (i) the Adviser and its affiliates, (ii) the Fund’s investment strategies and related risks, and (iii) other information, in each case only if supplied by the Adviser for inclusion therein.

(b)           Except as otherwise provided herein, the Adviser shall be liable to each Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Adviser in contradiction of the Investment Policies, other than losses or damages relating to lost profits.

(c)           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or any Fund or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by any Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, any Fund or any shareholder of any Fund may have under any federal securities law or state law.  Each Fund will indemnify the Adviser (including its shareholders, directors, members, managers, agents, officers and employees) against and hold it harmless from any and all Losses (as defined below) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser.

(d)           Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, members, managers, agents, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(e)           No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12.           NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person or entity, including, without limitation, any mutual fund or series of a series trust, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to any Fund under this Agreement; and provided further that the Adviser will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

13.           TRANSACTIONS WITH OTHER INVESTMENT ADVISERS.  [The Adviser will be under common control with (and therefore affiliated with) Ziegler Capital Management, LLC, which advises another series of the Trust.]  The Adviser shall not consult with the investment adviser of any other series of the Trust concerning transactions for each Fund or any other series of the Trust.

14.           TERM.

This Agreement shall become effective at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the Investment Company Act.

15.           RIGHT TO USE NAME

The Adviser warrants that each Fund’s name is not deceptive or misleading and that the Adviser has rights to any distinctive name used by a Fund.  Any concern regarding copyright, trademark, or patent infringement with respect to the name used by a Fund managed by the Adviser shall be resolved by the Adviser.  Each Fund acknowledges that its use of any distinctive name is derivative of its relationship with the Adviser.  Each Fund may use the name connected with the Adviser or any name derived from or using the name of the Fund managed by the Adviser only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and Fund shall cease to use such a name or any other name connected with the Adviser.  The Adviser may use any Fund’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Trust shall execute and deliver any and all documents required to indicate the consent of the Trust to such use.

It is understood and hereby agreed that the name “Trust for Advised Portfolios” or “TAP” is the property of the Trust for copyright and all other purposes.  The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will  further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by  the Trust in writing prior to such use.

It is additionally understood and hereby agreed that the name “1919 Investment Counsel LLC” or any reasonable derivation of the same, is the property of the Adviser for copyright and all other purposes.  The Trust undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Trust shall promptly take all necessary and appropriate action to discontinue use of the Adviser’s name and will further refrain from using the Adviser’s name; provided, however, that the Trust may continue to use the Adviser’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by the Adviser in writing prior to such use.

16.           TERMINATION; NO ASSIGNMENT.

(a)           This Agreement may be terminated by the Trust on behalf of any Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, upon sixty (60) days’ written notice to the Adviser, and without payment of any penalty by the Adviser upon sixty (60) days’ written notice to such Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of such Fund’s affairs and, at the request of the Board of Trustees, transfer, at such Fund’s expense, any and all books and records of each Fund maintained by the Adviser on behalf of such Fund.

(b)           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

17.           [NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser.  Such written approval shall not be unreasonably withheld, conditioned or delayed by the Trust and may not be withheld, conditioned or delayed where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.  To the extent the Trust has not responded in a timely manner and Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, the Adviser may disclose such requested information prior to receiving written approval of the Trust; provided that the Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

18.           ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future; provided, however, that the Adviser shall not be liable in respect of any failure by it to comply with changes to the Trust’s Anti-Money Laundering Policy of which it has not been notified in writing by the Trust a reasonable time in advance of the effectiveness of such changes.  The Adviser further agrees to provide to the Trust and/or the administrator such reports, certifications and contractual assurances in connection with the Trust’s Anti-Money Laundering Policy and the AML Laws as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.           CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its reasonable best efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to any Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.] [Stifel/LMIC Compliance to review.]

20.           SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

21.           CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.           GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR ADVISED PORTFOLIOS	1919 INVESTMENT COUNSEL LLC
on behalf of the series listed on Schedule A

By:		By:
Name:	Christopher E. Kashmerick	Name:
Title:	President	Title:

SCHEDULE A

Series of Trust for Advised Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets	Period that recoupment of reimbursements Allowed
1919 Financial Services Fund	0.80%	During the Same Fiscal Year
1919 Socially Responsive Balanced Fund	0.65%	During the Same Fiscal Year
1919 Maryland Tax-Free Income Fund	0.55%	During the Next Three Fiscal Years
1919 Variable Socially Responsive Balanced Fund	First $50 million--0.71 % Next $50 million--0.61% Next $100 million--0.51% Over $200 million--0.46%	During the Same Fiscal Year